EXHIBIT 10.1

Fiscal Year 2006 Management Bonus Plan

of Hutchinson Technology Incorporated

We have a fiscal year 2006 management bonus plan that covers executive officers and certain other management-level employees. The plan is designed to create an incentive for management to achieve goals that our board of directors believes align with the interests of our long-term shareholders. The plan design includes an annual corporate financial objective and additional goals that measure progress toward strategic initiatives.

Individual bonus targets, expressed as a percentage of base salary, are approved for all participants by our board of directors upon the recommendation of the compensation committee. Fifty percent of the bonus target is dependent on our achievement of an annual corporate financial objective, which is set giving consideration to long-term financial performance to ensure that the company is growing earnings over time. For fiscal year 2006, earnings before taxes (EBT) will be the corporate financial objective. The actual award amount relating to EBT is pro rated depending upon whether actual EBT for the fiscal year is above or below the pre-established objective for EBT. The remainder of the bonus target is dependent on management reaching certain milestones relating to strategic initiatives in the areas of customer program achievement, long-term growth and innovation, quality and service, and manufacturing proficiency.

The decision to pay bonuses is made annually by our board of directors upon the recommendation of the compensation committee of the board of directors. Bonuses are paid in cash in the first quarter of the following fiscal year. The actual total bonus amount paid to any participant cannot exceed 200% of the participant’s bonus target.